EXHIBIT 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS
2008 OPERATING RESULTS
COMPANY SCHEDULES ANNUAL SHAREHOLDERS’ MEETING
FOR MAY 20, 2009
GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2009) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the quarter and year ended December 31, 2008. The Company will host an investor conference call tomorrow — Tuesday, March 17, 2009 — at 11:00 a.m. EDT (see details below).
The Company also announced that its Annual Shareholders’ Meeting will be held at the Grand Cayman Marriott Hotel in Grand Cayman at 10:00 a.m. local time on May 20, 2009. Shareholders of record as of March 18, 2009 will be qualified to vote in person or by proxy at the Annual Meeting.
Revenues for the year ended December 31, 2008 increased 21% to approximately $65.7 million, compared with approximately $54.1 million in the year ended December 31, 2007. Retail water sales rose slightly to approximately $22.4 million in 2008, versus $22.2 million in the previous year, reflecting a 4% decrease in the total number of gallons sold that was more than offset by higher energy costs billed to customers. Bulk water revenues increased 24% to approximately $30.1 million, compared with $24.3 million in 2007. Services revenues increased 75% to approximately $13.2 million in 2008, compared with approximately $7.5 million in 2007. Net income declined 37% to $7,209,716, or $0.50 per diluted share, in the year ended December 31, 2008, compared with net income of $11,387,651, or $0.79 per diluted share, in the year ended December 31, 2007. The decline in 2008 net income was principally the result of a loss recorded by the Company on its equity in the results of its British Virgin Islands affiliate OC-BVI of ($2,345,612) and the absence of profit-sharing income from OC-BVI. This contrasted with 2007 results, when the Company recorded earnings from its equity in the results of OC-BVI of $1,662,613 and profit-sharing income from OC-BVI of $651,981.
Consolidated gross profit was relatively unchanged at approximately $18.6 million in each of the years 2008 and 2007. Gross profit on Retail revenues approximated $11.8 million (53% of revenues) in the year ended December 31, 2008, compared with approximately $12.3 million (55% of revenues) in the year ended December 31, 2007. Gross profit on Bulk revenues increased to approximately $4.6 million (15% of revenues), compared with approximately $4.2 million (17% of revenues) in 2007. Gross profit on Services revenues approximated $2.3 million in 2008 and $2.1 million in 2007.

General and administrative expenses declined 7% to approximately $8.8 million in the most recent year, when compared with approximately $9.5 million in the year ended December 31, 2007, primarily due to lower executive bonuses and a reduction in professional fees.
Interest income decreased by $517,612, or 27%, to $1,393,691 in 2008, versus $1,911,303 in 2007, reflecting a decline in both the average balance of funds invested in interest-bearing deposit accounts and the interest rates earned on such balances. Interest expense declined 5% to $1,755,969, from $1,856,277 in the prior year. Other income totaled $138,915 in the year ended December 31, 2008, versus $263,912 in the year ended December 31, 2007.
For the three months ended December 31, 2008, the Company’s revenues increased 18% to approximately $16.3 million, compared with approximately $13.8 million in the fourth quarter of 2007. Retail water sales declined 12% to approximately $4.5 million in the fourth quarter of 2008, versus approximately $5.2 million in the three months ended December 31, 2007. Bulk water revenues rose 12% to approximately $7.5 million, versus $6.7 million in the corresponding period of the previous year. Services revenues increased 120% to approximately $4.4 million, compared with approximately $2.0 million in the final quarter of 2007. The Company reported net income of $1,776,209, or $0.12 per diluted share, in the three months ended December 31, 2008, compared with net income of $2,669,472, or $0.18 per diluted share, in the three months ended December 31, 2007. The Company recorded a loss from its equity in the financial results of OC-BVI of ($573,042) in the fourth quarter of 2008, versus income from its equity in OC-BVI and profit-sharing in the income of OC-BVI of approximately $301,535 and $112,086, respectively, in the prior-year period.
“We are pleased to report record revenue and improved earnings from our consolidated operating activities for the year ended December 31, 2008,” observed Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “While our overall profitability declined due to factors related to our 43%-owned OC-BVI affiliate’s ongoing dispute with the British Virgin Islands government, the Company still generated net income of $7.2 million, or $0.50 per diluted share, on revenues of $65.7 million in the most recent year. We paid cash dividends at a $0.26 per share annualized rate throughout the year, continuing an uninterrupted 24-year record of cash dividend payments by the Company.”
“Our 21% growth in revenues during 2008 resulted from increased bulk water sales in the Bahamas and Grand Cayman, along with higher services revenue generated primarily from an increase in project construction expenditures related to water production facilities in Grand Cayman and Bermuda,” continued Mr. McTaggart. “Gross profits were relatively flat when compared with the previous year, as Retail Segment gross margins declined to 53% of revenues from 55% in the previous year, primarily due to lower plant utilization; Bulk Segment margins narrowed to 15% of revenues versus 17% in 2007 due to a decrease in the fuel efficiency of our Windsor plant in the Bahamas and a fixed asset write-off in Belize; and Services Segment margins were reduced by the write-off of damaged equipment and the expiration of our former service contract in Barbados. Operating income, however, improved 7% to a record $9.8 million, reflecting a 7% reduction in general and administrative expenses.”

“Regarding our OC-BVI affiliate’s contract dispute with the BVI government, OC-BVI’s Board of Directors continues to believe that OC-BVI is contractually entitled to full payment of all amounts billed to date for water supplied to the BVI government and that OC-BVI will ultimately collect all amounts billed. However, OC-BVI’s results for 2008 have been, and will continue to be, reflected in our results of operations using the cash, rather than accrual, recognition method for OC-BVI’s revenues until the dispute is resolved. This dispute and the accompanying change in the revenue recognition policy for OC-BVI significantly reduced our Company’s net income during 2008. The issue is before the Eastern Caribbean Supreme Court, and we cannot predict with any accuracy when or how this matter will be resolved by the Court.”
“In summary, while global equities and credit markets were racked by turmoil and uncertainty during 2008, we continued to supply an essential commodity — piped drinking water — to a growing number of markets on a cost-effective basis. Our ability to do this better than our competitors is clearly illustrated by our successful track record of growing annual revenue from less than $10 million in 2000 to more than $65 million in 2008, and we are confident that the demand for our product will continue to grow in years to come. We have a strong balance sheet, as evidenced by over $36 million of cash in the bank at year end, shareholder’s equity of $122 million, and total liabilities of less than $33 million. We have no need to raise equity capital for any of the projects underway or presently contemplated, and none of our debt covenants are tied to the price of our stock. So we find ourselves steady on course while riding out the worst economic storm in 75 years aboard a solid ship with plenty of fuel and provisions, and we fully expect to continue building shareholder value in coming years,” concluded McTaggart.
The Company will host a conference call at 11:00 a.m. EDT tomorrow — Tuesday, March 17, 2009. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on March 17, 2009. A replay of the conference call will be available one hour after the call through March 24, 2009 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 428960.
CWCO-E
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda. Additional information on the Company is available on its website at http://www.cwco.com.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett,
Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$36,261,345	$38,529,383
Accounts receivable, net	13,911,312	9,828,529
Inventory	1,617,484	1,381,225
Prepaid expenses and other current assets	1,444,445	1,411,231
Current portion of loans receivable	768,803	947,854

Total current assets	54,003,389	52,098,222

Property, plant and equipment, net	58,937,980	59,981,514
Construction in progress	6,157,958	4,989,779
Costs and estimated earnings in excess of billings — construction project	7,377,554	—
Inventory (non-current)	2,971,949	2,268,766
Loans receivable	1,560,420	2,329,262
Investment in and loan to OC-BVI	14,371,312	17,501,848
Intangible assets, net	2,144,162	2,881,900
Goodwill	3,587,754	3,587,754
Other assets	3,544,096	3,691,839

Total assets	$154,656,574	$149,330,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$7,310,327	$4,996,728
Dividends payable	1,006,414	60,719
Current portion of long term debt	1,229,071	1,142,255

Total current liabilities	9,545,812	6,199,702
Long term debt	21,129,269	22,358,338
Other liabilities	430,717	476,136
Minority interest in subsidiary	1,353,177	1,392,254

Total liabilities	32,458,975	30,426,430

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 17,366 and 21,082 shares, respectively	10,420	12,650
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,529,360 and 14,507,486 shares, respectively	8,717,616	8,704,492
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	—	—
Additional paid-in capital	80,461,942	79,771,093
Retained earnings	32,340,077	29,853,720

	121,530,055	118,341,955
Non-controlling interests	667,544	562,499

Total stockholders’ equity	122,197,599	118,904,454

Total liabilities and stockholders’ equity	$154,656,574	$149,330,884

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(Expressed in United States dollars)

	Year Ended December 31,
	2008	2007	2006
Retail water revenues	$22,369,806	$22,225,765	$20,589,187
Bulk water revenues	30,121,536	24,320,392	20,095,870
Services revenues	13,187,617	7,530,708	1,922,273

Total revenues	65,678,959	54,076,865	42,607,330

Cost of retail revenues	10,566,747	9,930,936	9,221,610
Cost of bulk revenues	25,557,832	20,078,758	16,671,122
Cost of services revenues	10,920,537	5,382,945	1,100,792

Total cost of revenues	47,045,116	35,392,639	26,993,524

Gross profit	18,633,843	18,684,226	15,613,806

General and administrative expenses	8,789,185	9,478,308	8,432,073

Income from operations	9,844,658	9,205,918	7,181,733

Other income (expense):
Interest income	1,393,691	1,911,303	304,945
Interest expense	(1,755,969)	(1,856,277)	(1,886,518)
Profit sharing in income from OC-BVI	—	651,981	507,849
Other income	138,915	263,912	241,338
Loss on early extinguishment of debt	—	—	(240,728)
Equity in earnings (loss) of OC-BVI	(2,345,612)	1,662,613	1,402,249

Other income (expense), net	(2,568,975)	2,633,532	329,135

Income before non-controlling and minority interests	7,275,683	11,839,450	7,510,868
Income (loss) attributable to non-controlling and minority interests	65,967	451,799	(10,258)

Net income	$7,209,716	$11,387,651	$7,521,126

Basic earnings per common share	$0.50	$0.79	$0.60

Diluted earnings per common share	$0.50	$0.79	$0.59

Dividends declared per common share	$0.325	$0.195	$0.24

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,519,847	14,404,732	12,440,195

Diluted earnings per share	14,538,971	14,495,364	12,737,486